As filed with the Securities and Exchange Commission on December 22, 2023

Registration No. 333-198578

Registration No. 333-229957

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-198578

REGISTRATION STATEMENT NO. 333-229957

UNDER THE SECURITIES ACT OF 1933

JD.com, Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

20th Floor, Building A, No. 18 Kechuang 11 Street

Yizhuang Economic and Technological Development Zone

Daxing District, Beijing 101111

People’s Republic of China

+86 10 8911-8888

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Share Incentive Plan

2023 Share Incentive Plan

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Copies to:

Ian Su Shan	Shu Du, Esq.
Chief Financial Officer	Skadden, Arps, Slate, Meagher & Flom LLP
JD.com, Inc.	c/o 42/F, Edinburgh Tower
20th Floor, Building A, No. 18 Kechuang 11 Street	The Landmark
Yizhuang Economic and Technological Development Zone	15 Queen’s Road Central
Daxing District, Beijing 101111	Hong Kong
People’s Republic of China	+852 3740-4700
+86 10 8911-8888

EXPLANATORY NOTE

On November 14, 2023, the board of directors of JD.com, Inc. (the “Registrant”) approved the Registrant’s 2023 Share Incentive Plan (the “2023 Plan”) as a renewal of the Registrant’s prior Share Incentive Plan (the “Prior Plan”) and, in connection therewith, no further awards will be granted under the Prior Plan after its expiration on December 20, 2023. Under the 2023 Plan, the maximum aggregate number of Class A ordinary shares that may be issued pursuant to the awards shall be 223,666,717 shares, with an annual increase by 1% of the total number of ordinary shares outstanding of the Registrant on the last day of the immediately preceding fiscal year commencing with the fiscal year ending on December 31, 2024.

In connection with the Prior Plan, as of the date hereof, 210,875,987 shares of the Registrant (the “Carryover Shares”) were previously registered for issuance under the Prior Registration Statements (as defined below) and remained unissued under the Prior Plan.

In accordance with Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43, the Registrant is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to (i) the Registration Statement on Form S-8 (File No. 333-198578) filed with the Securities and Exchange Commission (the “Commission”) on September 5, 2014, and (ii) the Registration Statement on Form S-8 (File No. 333-229957) filed with the Commission on February 28, 2019 (collectively, the “Prior Registration Statements”) to cover the issuance of the Carryover Shares under the 2023 Plan (as such shares would no longer be issuable under the Prior Plan). No additional securities are being registered by this Post-Effective Amendment.

Contemporaneously with the filing of this Post-Effective Amendment, the Registrant is filing a Registration Statement on Form S-8 to register 12,790,730 additional Class A ordinary shares that are authorized for issuance under the 2023 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the 2023 Share Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by JD.com, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

a)	The Registrant’s annual report on Form 20-F filed with the Commission on April 20, 2023 pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”); and

b)

The description of the Registrant’s Class A ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No.  001-36450) filed with the Commission on May 9, 2014, which incorporates by reference the description of the Registrant’s Class A ordinary shares set forth in the Registrant’s registration statement on Form F-1 (File No. 333-193650), as amended, originally filed with the Commission on January 30, 2014, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s third amended and restated memorandum and articles of association, adopted by its shareholders on June 21, 2023, provides that the Registrant shall indemnify each of its directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.2 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-193650), the Registrant has agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Two Underwriting Agreements, the form of which were filed as Exhibit 1.1 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-193650) and as Exhibit 1.1 to the Registration’s registration statement on Form F-1, as amended (File No. 333-200450) respectively, also provide for indemnification by the underwriters of the Registrant and its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to the Registrant in writing expressly for use in such registration statements and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

See the Index to Exhibits attached hereto.

Item 9. Undertakings

a)	The undersigned Registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

2)

That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Third Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.1 to the current report on Form 6-K (File No. 001-36450), furnished with the Securities and Exchange Commission on June 21, 2023)

4.2	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1, as amended (File No. 333- 193650))

4.3	Deposit Agreement, dated May 21, 2014, among the Registrant, the depositary and holders and of the American Depositary Receipts (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form S-8 (File No. 333-198578), filed with the Securities and Exchange Commission on September 5, 2014)

4.4	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP, Cayman Islands counsel to the Registrant, regarding the legality of the Class A ordinary shares being registered

10.1*	2023 Share Incentive Plan

10.2*	Amended and Restated Share Incentive Plan

23.1*	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page hereto)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on December 22, 2023.

JD.com, Inc.

By:	/s/ Sandy Ran Xu
Name: Sandy Ran Xu
Title: Chief Executive Officer and Executive Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Ms. Sandy Ran Xu and Mr. Ian Su Shan, with full power to act alone, as her or his true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard Qiangdong Liu Richard Qiangdong Liu	Chairman of the Board of Directors	December 22, 2023

/s/ Sandy Ran Xu Sandy Ran Xu	Chief Executive Officer and Executive Director (principal executive officer)	December 22, 2023

/s/ Ian Su Shan Ian Su Shan	Chief Financial Officer (principal financial and accounting officer)	December 22, 2023

/s/ Ming Huang Ming Huang	Director	December 22, 2023

/s/ Louis T. Hsieh Louis T. Hsieh	Director	December 22, 2023

/s/ Dingbo Xu Dingbo Xu	Director	December 22, 2023

/s/ Caroline Scheufele Caroline Scheufele	Director	December 22, 2023

/s/ Carol Yun Yau Li Carol Yun Yau Li	Director	December 22, 2023

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of JD.com, Inc. has signed this registration statement or amendment thereto in Newark, Delaware on December 22, 2023.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director